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                                             Informix Confidential
                                             25 November, 1996



Mr. D. Kenneth Coulter
Informix Software, Inc.



Dear Ken,

     This letter, combined with the attached International Assignment Policy, will confirm the details that have been discussed with you regarding your assignment and transfer from the United Kingdom (home country) to the United States (host country). This transfer is contingent upon your and our ability to obtain for your the legal right to work in the United States. You will serve as Executive Vice President of Worldwide Field Operations, reporting to Phil White.

     Your base salary, computed on an annual basis is $326,000 (L200,000) per year effective November 8, 1996. You will also be able to participate in a Sales Incentive Compensation plan and the Executive Incentive Compensation plan in 1997. You will continue in your current incentive plan through the end of 1996. Your total annual incentive eligibility at 100% achievement of plan effective 1/1/97 will be $244,500 (L150,000) per year. You will be able to overachieve on this amount in accordance with your Award Letter which will be given to you in the New Year. Your salary will be reviewed annually consistent with our focal review practices for officers of the Company.

     While your assignment is covered by Informix Software, Inc.'s International Assignment Policy, this letter serves to clarify any points of interpretation and detail specific to your assignment. It should be read in conjunction with the policy, but where the letter differs from the policy, this letter will take precedence. Any modifications must be in writing and signed by you, the Vice President of Human Resources and the President and CEO of Informix. In addition, you will be covered by a U.K. contract of employment which will be prepared and issued by the International Human Resources department.

     In addition to your salary and incentive compensation above, you have been recommended for a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 120,000 shares of the common stock of Informix Corporation. This option will be effective as of the date of Board of Director's approval on 8th
November 1996. You, of course, will be under no obligation to exercise any stock options which may be granted to you.

     We anticipate that the duration of this assignment will be for 2 years with the option to extend for an additional year (i.e. a total of 3 years). At the end of 3 years, if you and the Company wish to extend your stay, your compensation and benefits will begin to transition to a local (host country) package. All International Assignment benefits will end after five years (at the end of the transition period), unless specifically agreed in writing. At the end of your assignment, for whatever reason


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Mr. D. Kenneth Coulter
November 25, 1996
Page 2


other than resignation by you or termination for cause from the Company, Informix will meet the costs of you and your family's repatriation to the United Kingdom.

EMPLOYER

     Your employer for the assignment duration will be Informix IHQ Ltd. and all current terms and conditions of employment will apply except where modified in writing by Informix.

PAYROLL

     Your salary and incentives will be paid from the U.S. Menlo Park payroll after you transfer with the legal right to work in the United States, while pension contributions will be paid from the United Kingdom. Your salary and benefits will continue to be paid from the United Kingdom, and you will continue to perform services to the benefit of that entity, until such time as your are able to lawfully transfer to the U.S. consistent with United States immigration laws. Your pension and National Insurance contributions will be deducted from your U.S. payroll in U.S. dollars at the rate to be provided from the U.K. office on an annual basis.

TAX EQUALIZATION

     You will be eligible for tax protection on the assignment allowances and expatriate benefits (e.g. UK pension and group term life) in line with company policy. All additional taxes on taxable assignment allowances in home or host countries will be paid and grossed up for tax by Informix. All taxes on base salary, incentive earnings and stock option gains will remain your responsibility.

TAX CONSULTANCY

     The prime Ernst and Young tax advisor appointed to handle your tax affairs is in the Palo Alto office. If you have not already done so, you should schedule a pre-assignment consultation with Brent Bergan, telephone (415) 496-1682.

     Informix will provide a pre-assignment consultation in the U.K. as well as in the U.S. Please request the name and number of the Ernst and Young contact from Liz Baran.

     In addition, Informix will pay for tax preparation services for your U.S. and U.K. tax returns during your assignment.

RELOCATION COSTS

     Relocation costs will be provided in line with the International Assignment Policy attached and will be provided for you, your partner and child.


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Mr. D. Kenneth Coulter
November 25, 1996
Page 3


RELOCATION ALLOWANCE

     You will receive a settling in allowance equivalent to one month salary based on the your base salary to a maximum of $10,000.00. This amount should be requested 30 days prior to your departure.

HOME LEAVE

     You will be provided with return air tickets for you, your partner and child to visit the UK once per annum. In addition, your dependent children who reside in the U.K. will be provided with return air tickets from the UK to California once per annum during your assignment. These are not exchangeable for cash or used for relatives visiting the US.

HOUSING

     Informix will provide a housing and furnishings allowance of $5,000.00 net per month to offset the additional cost of maintaining dual residences in the U.K. and the U.S. If you sell your home in the U.K. during your assignment to Menlo Park, the housing allowance will be reduced or eliminated to reflect the change in actual circumstances.
The housing benefit provided will be in accordance with Informix policy and published data regarding differentials in housing costs in the two locations.

CAR

     Informix will provide you with a car allowance of $600.00 net per month during the period of assignment. This car allowance will be paid semi-monthly on your regular payroll check.

BENEFITS

     You will be eligible for all host country benefits plans, details of which will be provided to you under separate cover. In addition to the U.S. benefits programs, you will remain eligible for the U.K. pension plan and group term life insurance. The details of the pension arrangements will be provided to you in your U.K. contract of employment.

HOLIDAYS

     You are expected to take host country statutory holidays.

VACATION

     You will continue to earn vacation at your home country rate, currently 25 days per annum.

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Mr. D. Kenneth Coulter
November 25, 1996
Page 4


SABBATICAL (US employees only)

     Your assignment will NOT count towards eligibility for the U.S. sabbatical program.

VISA/RIGHT TO WORK

     Informix will pay all legal and processing fees for obtaining the appropriate work and residence visas appropriate to your assignment. This offer of transfer is contingent upon our and your ability to obtain the legal right for you to work in the United States.

     Ken, we look forward to you accepting this assignment and to do so, you should sign, date and return a copy of this letter to me.
Meanwhile, if you have any questions, please do not hesitate to contact me.

Yours sincerely,

/s/ Authorized Signatory

Vice-President
Human Resources


     I accept this assignment on the terms and conditions outlined in the International Assignment Policy as amended/added to by this letter.

Name    D.K. Coulter                                  Date  3/17/97
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Signed  /s/ D.K. Coulter
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